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                                  EXHIBIT 10.5

                                    AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of the 1st day of June, 2004 but effective as of June 1, 2004 (the "Effective Date"), by and between TOWER FINANCIAL CORPORATION, an Indiana corporation (the "Company"), and MICHAEL D. CAHILL (the "Executive").

     RECITALS

     1. The Company is engaged in the business of operating a bank holding company.

     2. The Executive is experienced in financial related matters and is suitable to the Company's Board of Directors to serve as Chief Financial Officer of the Company and its wholly-owned bank subsidiary.

     3. The parties desire to set forth in writing the compensation to be paid to the Executive in the event the Company terminates the employment of the Executive without cause.

     AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

     ARTICLE I
     COMPENSATION UPON TERMINATION

     Section 1.01. Compensation Upon Termination.

     (a) Should the employment of the Executive be terminated by Company during the term of employment without cause, Company shall pay to the Executive, within forty-five (45) days after the date of termination, a sum equal to eighteen (18) months' salary at the then-effective monthly rate of salary paid to Executive.

     (b) As used herein the term "cause" shall included, but not limited to, Executive's repeated violation of a material Company policy or repeated failure to perform any of the material duties or obligations of his position, or upon any dishonesty of any kind or willful misconduct of the Executive, including, but not limited to, theft of or other unauthorized personal use of Company funds.

     (c) Payments to the Executive shall be considered severance pay in consideration of the Executive's entire service during the term of employment. The Company may, at its discretion, withhold from such payments any federal, state, city, county or other taxes. The severance pay provided for herein shall constitute the entire obligation of the Company to the Executive and full settlement of any claim under law or in equity that the Executive might otherwise assert against the Company or any of its employees, officers or directors on account of such termination.

     ARTICLE II
     GENERAL

     Section 2.01. Governing Law. This Agreement and the performance of the parties under this Agreement shall be construed in accordance with the laws of Indiana, and any action or proceeding that may be brought, arising out of, in connection with, or by reason of this Agreement shall be governed by the laws of Indiana, to the exclusion of the law of any other forum, and regardless of the jurisdiction in which the action or proceeding may be instituted.

     Section 2.02. Modification and Entire Agreement. No modification, amendments, extension or alleged waiver of this Agreement or any provision thereof will be binding upon the Executive or the Company unless in writing and signed by the Executive and a duly authorized officer of the Company. From and after the Effective


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Date, this Agreement shall constitute the agreement between the Executive and the Company with respect to the matters contained herein and shall supersede and replace any and all prior agreements and understandings, written or oral, relating to such matters.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

TOWER FINANCIAL CORPORATION


By: /s/ Donald F. Schenkel
    -------------------------------
    Donald F. Schenkel
    Chief Executive Officer
    ("Company")


    /s/ Michael D. Cahill
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    Michael D. Cahill
    ("Executive")


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